Exhibit 4.1

CONFORMED COPY

Override Agreement

Dated                25 MARCH 2008

Hertz UK Limited

Lombard North Central Plc

Denton Wilde Sapte LLP

One Fleet Place

London EC4M 7WS

United Kingdom

T +44 (0)20 7242 1212

F +44 (0)20 7246 7777

Telex 887793

DX 242

info@dentonwildesapte.com

www.dentonwildesapte.com

International Lawyers

Contents

1	Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	7
1.3	Agreements and Statutes	8
1.4	Headings	8
1.5	Time	8
1.6	Third Party Rights	8

2	Effective Date	8

3	The LoU	8

4	Availability of the Facility	8
4.1	The Facility	8
4.2	Commitment Period	9
4.3	Available Facility	9
4.4	LCV sub-limit	9
4.5	Commercial terms	9
4.6	Potential Events of Default	9

5	Changes in Circumstances and Adverse Tax Change	10
5.1	Application of Clause	10
5.2	Negotiations	10
5.3	Cancellation and Exit Fee	10

6	Representations and Warranties	10
6.1	Reliance	10
6.2	Status	11
6.3	Binding obligations	11
6.4	Non-conflict with other obligations	11
6.5	Power and authority	11
6.6	Validity and admissibility in evidence	11
6.7	Governing law and enforcement	11
6.8	No misleading information	12
6.9	Financial statements	12
6.10	Group Structure	12
6.11	Insolvency	12
6.12	No default	12
6.13	No proceedings pending or threatened	13
6.14	Environmental Laws	13
6.15	Repetition	13

7	Information Undertakings	13
7.1	Annual Statements	13
7.2	Monthly Management Statements	13
7.3	Compliance Certificates	14
7.4	Operating Plan	14
7.5	Information to Shareholders	14
7.6	Group structure	14
7.7	Notification of default	14
7.8	Information on request	15

8	General Undertakings	15
8.1	Negative Pledge	15
8.2	Licensing	15

i

8.3	Systems and records	15
8.4	Change of business	15
8.5	Insolvency Regulation	15
8.6	Environmental compliance	16
8.7	Data protection, etc.	16

9	Financial Covenants	16
9.1	Covenants	16
9.2	Change in accounting reference date, policies, etc.	16

10	Default	17
10.1	Events of Default	17
10.2	Separate nature	18
10.3	Cancellation, etc.	18

11	Fees and Costs	19
11.1	Commitment Fee	19
11.2	Arrangement Fee	19
11.3	Costs	19
11.4	Default interest	19

12	Notices	20
12.1	Communications in Writing	20
12.2	Delivery	20

13	Set off and counterclaim	20
13.1	By Hertz	20
13.2	By Lombard	20

14	Waivers; remedies cumulative	20

15	Severance	21

16	Assignment	21
16.1	No Assignment	21
16.2	Benefit	21

17	Counterparts	21

18	Law	21

Schedule 1 — Conditions Precedent		22

Schedule 2 - Financial Covenants		23

Schedule 3 – Data Protection, etc.		26

Schedule 4 – Guarantee Confirmation		28

ii

Lombard Override Agreement

Dated    25 MARCH 2008

Between

(1)                                 Hertz UK Limited registered in England with number 00597994 and whose registered office is at Hertz House, 11 Vine Street, Uxbridge, Middlesex UB8 1QE (Hertz); and

(2)                                 Lombard North Central Plc registered in England with number 337004 and whose registered office is at 3 Princess Way, Redhill RH1 1NP (Lombard).

Recitals

A                                     Lombard provides a short term vehicle leasing facility to Hertz on an uncommitted basis under the terms of the LoU.

B                                       Lombard has agreed to provide these leasing facilities on a committed basis; and

C                                       Lombard and Hertz have agreed to enter into this Agreement to set out the terms of that commitment, together with certain other matters.

It is agreed:

1                                        Definitions and Interpretation

1.1                              Definitions

In this Agreement the following definitions shall apply.

Adverse Tax Change means any change (whether such change has occurred or is scheduled to occur) (other than an Anticipated Tax Change) to:

(a)                                 fiscal legislation applicable in the United Kingdom; or

(b)                                H.M. Revenue & Customs practice

which in Hertz’s reasonable opinion results or will result in the cost to Hertz of the availability or utilisation of the Facility materially increasing (as compared to such cost if the relevant change did not or will not occur).

Anticipated Tax Change means the reduction in the rates of corporation tax and writing down allowances to 28% and 20% respectively in respect of vehicles of a type which could be Financed Vehicles, as announced in the Budget 2007, to take effect from April 2008.

Available Facility means on a given date:

(a)                                 the Facility Amount applicable at that date; less

(b)                                 the amount of Utilisations either existing at that date or which are due to be made on or before that date.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

Change of Control means:

(a)                               The Guarantor ceases to control directly or indirectly Hertz; or

(b)                              the Guarantor ceases to be controlled by Hertz Global Holdings, Inc.

For the purposes of this definition:

(x)                                 control of Hertz means:

(i)                                    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)                                cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of Hertz; or

(2)                                appoint or remove all, or the majority, of the directors or other equivalent officers of Hertz; or

(3)                                give directions with respect to the operating and financial policies of Hertz with which the directors or other equivalent officers of Hertz are obliged to comply; and/or

(ii)                                 the holding beneficially of more than 50% of the issued share capital of Hertz (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(y)                                acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in Hertz (or any holding company of Hertz) by any of them, either directly or indirectly, to obtain or consolidate control of Hertz, and controlled shall be construed accordingly.

Change Notice means a written notice from Lombard to Hertz that Lombard considers (in its discretion exercised in good faith) that there is, or it is reasonably likely that there will be, a material adverse effect on Lombard’s ability to provide, or to continue to provide the Facility, either at all or at the same cost and with a comparable rate of return as a result of a change (whether such change has occurred or is scheduled to occur) to:

(a)                                 fiscal legislation applicable in the United Kingdom;

(b)                                H.M. Revenue & Customs practice; or

(c)                                  accounting standards or the accounting treatment of the Facility and/or the leases under the Rental Agreements in the books of Lombard,

(d)                                 or the interpretation or application of any of the same.

Compliance Certificate means a certificate substantially in the form set out in Part B of Schedule 2 (Form of Compliance Certificate).

Default means an Event of Default or a Potential Event of Default.

Effective Date means the date on which the written confirmation contemplated by Clause 2 (Conditions Precedent) has been given by Lombard .

Environment means ecological systems, living organisms (including human beings) and all or any of the following media (whether alone or in combination): air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it or any soil and anything below the surface of the land); land covered with water; and water (including water under or within land or in pipe or sewerage systems and sea, ground and surface water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)                                 the pollution or protection of the Environment;

(b)                                harm to or the protection of human health;

(c)                                 the conditions of the workplace; or

(d)                                any emission or substance capable of causing harm to any living organism or the Environment.

Environmental Permit means any permit and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of Hertz conducted on or from the properties owned or used by Hertz.

Event of Default means any event or circumstance specified as such in Clause 10.1 (Events of Default).

Facility means the facility provided pursuant to and on the terms of this Agreement (together with the LoU).

Facility Amount means

(a)                                  for the period from the Effective Date to (and excluding) 1 May 2008, £135,000,000;

(b)                                 for the period from (and including)1 May 2008 to (and excluding) 1 May 2009, £175,000,000;

(c)                                  for the period from (and including) 1 May 2009 to (and excluding) 1 May 2010, £185,000,000;

(d)                                 for the period from (and including) 1 May 2010 to (and excluding) 1 May 2011, £195,000,000;

(e)                                  for the period from (and including) 1 May 2011 to (and excluding) 1 May 2012, £205,000,000; and

(f)                                    for the period from (and including) 1 May 2012 to (and including) the Termination Date, £215,000,000.

Financed Vehicles means any vehicle whose acquisition has been financed by Hertz pursuant to this Agreement and a lease or hire purchase contract under the LoU where such vehicle remains subject to such contract.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility;

(c)                                any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                               any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(e)                                the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

(f)                                  the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)                               receivables sold or discounted (other than on a non-recourse basis);

(h)                               any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i)                                   any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)                                   the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

save to the extent that such indebtedness directly relates to Financed Vehicles.

Group means the Guarantor and its subsidiaries.

Guarantee means the guarantee dated 21 December 2007 from the Guarantor in favour of Lombard.

Guarantee Confirmation means a confirmation from the Guarantor in respect of the Guarantee in the form set out in Schedule 4.

Guarantor means Hertz International Limited.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002.

Increase Date means each date on which the Facility Amount is increased.

Increased Costs means the absolute value of:

(a)                                  any reduction in the rate of return from the Facility or on Lombard’s (or its affiliate’s) overall capital;

(b)                                 any additional or increased cost; or

(c)                                  any reduction of any amount due and payable under any Rental Agreement,

which is incurred or suffered by Lombard or any of its affiliates to the extent that it is (i) attributable to Lombard having entered into its commitment or funding or performing its obligations under any of the Lombard Finance Documents and (ii) not attributable to the wilful breach by Lombard or its affiliates of any law or regulation.

Initial Sale and Leaseback means the sale and leaseback transaction entered into between Lombard and Hertz on 21 December 2007.

LCVs means light commercial vehicles, being vehicles which do not exceed 3.5 tonnes gross vehicle weight and which are supplied strictly in accordance with the manufacturer’s standard specification.

LoU means the letter of understanding dated 18 August 1997 made between Lombard and Hertz, together with (i) any Rental Agreements issued thereunder and (ii) any other documents entered into after the date of this Agreement between Lombard and Hertz pursuant thereto.

Lombard Finance Documents means the LoU, this Agreement, the Guarantee and the Guarantee Confirmation.

Material Adverse Effect means a material adverse effect (as judged by Lombard acting reasonably) on (a) the ability of Hertz to comply with its obligations under any Lombard Finance Document and (b) the business, financial condition or assets of Hertz.

Obligors means Hertz and the Guarantor.

Original Financial Statements means the audited financial statements (including all additional information and notes to the accounts) together with the relevant directors’ report and auditors’ reports for Hertz’s financial year ended 31 December 2006.

Permitted Security means:

(a)                                  any lien in favour of a tax authority arising in respect of taxes which are being contested by Hertz in good faith;

(b)                                 any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to Hertz in the ordinary course of its day-to-day trading activities and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Hertz;

(c)                                  any Security which arises under a finance lease to the extent such finance lease is deemed to create Security under the applicable law;

(d)                                 any Security which secures Financial Indebtedness existing in respect of any property or assets of any company (and not the shares thereof) where such company’s assets and property or shares are acquired by Hertz provided that (a) the relevant Security was not created in contemplation of the acquisition, (b) the amount of Financial Indebtedness has not increased in contemplation of or since such acquisition and (c) provided that such Security is released within 90 days from the date of the relevant acquisition;

(e)                                  any carriers’, warehousemans’, mechanics liens or similar Security arising in the ordinary course of day-to-day trading activities and on the supplier’s standard or usual terms and not as a result of any default or omission by Hertz which are not overdue for a period of more than 60 days;

(f)                                    any Security arising under rent deposit deeds relating to leasehold properties of Hertz;

(g)                                 any Security arising by reason of any judgment, decree or order of any court or other governmental authority if proceedings have been duly initiated for the review of such judgment, decree or order and are being diligently pursued and shall not have been finally determined;

(h)                                 any netting, set off or similar arrangement arising under cash pooling arrangements entered into by Hertz in the normal course of its banking arrangements; and

(i)                                     any Security securing Financial Indebtedness either (i) owing to any other finance lessor in respect of vehicle leasing facilities or (ii) arising directly in connection with receivables sold or discounted on a recourse basis, PROVIDED THAT the aggregate principal amount of such Financial Indebtedness (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of Security other than as permitted pursuant to paragraphs (a) to (h)) does not exceed £70,000,000 (or its equivalent in other currencies).

Potential Event of Default means an event or omission which with either:

(a)                                 the giving of any notice;

(b)                                the lapse of time;

(c)                                 the determination of materiality; or

(d)                                the satisfaction of any other condition under Clause 10.1 (Events of Default),

would be an Event of Default.

Quarter means a period commencing the day after a Quarter Date and ending on the next Quarter Date.

Quarter Date means each of 31 March, 30 June, 30 September, and 31 December.

Rental Agreement  means any rental agreement entered under the LoU (and a reference to a clause of a Rental Agreement is to the clause of that number in the form of Rental Agreement attached to the LoU (or the equivalent clause in the particular Rental Agreement)).

Residual Value means, in relation to each Financed Vehicle, the value attributed to such vehicle at the end of the minimum fixed period of hire of such Financed Vehicle in accordance with the relevant Rental Agreement.

Sales Proceeds means any proceeds receivable by Hertz in respect of the sale of Financed Vehicles.

Security means any mortgage, charge, security, pledge, lien, right of set-off, right to retention of title or other encumbrance, whether fixed or floating, over any present or future property, assets or undertaking.

Security Period means the period starting on the date of this Agreement and ending on the date on which Lombard is satisfied that all of the liabilities of Hertz under each Lombard Finance Document are irrevocably discharged in full and Lombard has no commitment or liability, whether present or future, actual or contingent, in relation to the Facility.

Termination Date means 28 February 2013.

UK Fleet means vehicles purchased or leased by Hertz for daily rental purposes within the UK.

UK GAAP means the accounting bases, policies, practices and procedures generally accepted and adopted in the UK including (where applicable) IFRS.

US GAAP means the accounting bases, policies, practices and procedures generally accepted and adopted in the US.

Utilisation means a utilisation of the Facility (and the amount of a Utilisation shall be as measured in accordance with Clause 4.3.2).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                              Interpretation

Any reference in this Agreement to:

an affiliate shall mean, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

a Clause or a Schedule is to a clause of, or a Schedule to, this Agreement;

a holding company of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

indebtedness shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a law shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)                                  if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(b)                                 if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

(and references to “months” shall be construed accordingly);

a party means any party to this Agreement;

a person shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

repay (or any derivative form thereof) shall, subject to any contrary indication, be construed to include prepay (or, as the case may be, the corresponding derivative form thereof);

a subsidiary means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985;

a successor shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

tax shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

a wholly-owned subsidiary of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries;

£ and sterling denote lawful currency of the United Kingdom; and

words importing the singular shall include the plural and vice versa.

1.3                              Agreements and Statutes

Any reference in this Agreement to:

1.3.1                     this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated, supplemented or replaced.  ; and

1.3.2                     a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.4                              Headings

Clause and Schedule headings are for ease of reference only.

1.5                              Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.6                              Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2                                        Effective Date

Clauses 3 (The LoU)  to 5 (Changes in Circumstances and Change of Control) (inclusive), 7 (Information undertakings) to 10 (Defaults) (inclusive) and 11.1 (Commitment Fee) of this Agreement shall have no effect unless and until Lombard has confirmed in writing to Hertz that it has received all of the items listed in Schedule 1 (Conditions Precedent) and that each is, in form and substance, satisfactory to it.

3                                        The LoU

The terms of this Agreement are supplemental to the LoU.  In particular, the terms of this Agreement shall constitute a duly signed written variation of the terms of each Rental Agreement for the purposes of  clause 14.08 thereof.  In the event of a conflict between the provisions of the LoU and this Agreement, the terms of this Agreement shall prevail.

4                                        Availability of the Facility

4.1                              The Facility

Subject to the other terms of this Agreement, Lombard shall (upon request by Hertz in accordance with Lombard’s standard procedures) enter into sale and lease-back arrangements with Hertz in respect of vehicles for leasing to Hertz as part of the UK Fleet and/or purchase as principal vehicles to be made available to Hertz as part of the UK Fleet by way of leasing on the terms of this Agreement and the LoU.

4.2                              Commitment Period

Subject to the terms of the LoU and the other terms of this Agreement, Lombard shall continue to make available the Facility until (but excluding) the Termination Date.

4.3                              Available Facility

4.3.1                     Subject to the terms of the LoU and the other terms of this Agreement, Lombard shall allow Hertz to make a Utilisation of the Facility in accordance with such arrangements as it may agree from time to time with Lombard provided that the proposed Utilisation would not exceed the Available Facility on the proposed date of the Utilisation.

4.3.2                     The amount of each Utilisation shall be measured in accordance with the systems and methods employed by Lombard from time to time.

4.3.3                     The Initial Sale and Leaseback shall be deemed to constitute a Utilisation of the Facility and shall reduce the Available Facility accordingly.

4.4                              LCV sub-limit

Without prejudice to Clause 4.3 (Available Facility), a Utilisation of the Facility in respect of LCVs may only be made if the resulting aggregate Utilisations in respect of LCVs would not exceed £30,000,000.

4.5                              Commercial terms

4.5.1                     For the avoidance of doubt, except as expressly set out in this Agreement, Lombard shall be free to determine the commercial terms offered in respect of any proposed Utilisation.  Without limiting the foregoing, Lombard intends to offer Hertz for the term of this Agreement pricing terms which are consistent with the pricing terms set out in the Terms of Offer dated 21 December 2007 between Lombard and Hertz. Hertz acknowledges however that the specific pricing which Lombard may offer to Hertz at any time shall be determined by Lombard by reference to a number of factors, including in particular, but without limitation, the cost of funds to Lombard, market conditions, internal credit requirements and the tax or accounting treatment of the transactions between Lombard and Hertz at the relevant time. Pricing terms may vary from indicative pricing provided before or after the date of this Agreement.

4.5.2                     The maximum “Fixed Period” (as defined in the Rental Agreements) in respect of LCVs shall be 18 months.  The maximum Fixed Period in respect of vehicles other than LCVs shall be 8 months.

4.5.3                     Rent shall be payable monthly in advance (together with VAT charged at the standard rate, where applicable).  Rental profiles may, at Hertz’s option, include a final balloon rental payment of up to 5% of the capital cost to Lombard of the relevant Financed Vehicle.

4.5.4                     The maximum Residual Value (expressed as a percentage) which Lombard might be willing to offer in respect of any vehicle the subject of a proposed Utilisation will be 89% (in the case of vehicles other than LCVs) or 70% (in the case of LCVs) of the original purchase price (net of VAT) of the relevant vehicle.

4.5.5                     For the purposes of clause 4.01(e) of the LoU, the assumed rate of corporation tax will be nil per cent.  Accordingly, neither party will be required to pay any sum to the other under clause 4.03 of the LoU.

4.6                              Potential Events of Default

Notwithstanding any other terms of the LoU, no Utilisation may be made without Lombard’s prior written consent for so long as there exists a Default.

5                                        Changes in Circumstances and Adverse Tax Change

5.1                              Application of Clause

This Clause 5 shall apply if:

(a)                                 Lombard serves a Change Notice; or

(b)                                an Adverse Tax Change occurs and Hertz notifies Lombard of this.

5.2                              Negotiations

If Clause 5 applies, Lombard and Hertz shall, if Hertz requests, promptly commence negotiations in good faith for the purpose of amending (including, without limitation, by way of an increase, or change in structure, of the pricing of the Facility) the terms of the LoU and this Agreement to replace any sale and leaseback arrangements between Lombard and Hertz with a vehicle-specific purchase agency or, as applicable, to mitigate the effects of the Adverse Tax Change.

5.3                              Cancellation

If:

(i)                                  Hertz notifies Lombard that it does not want to commence or continue negotiations; or

(ii)                               following the start of negotiations, Lombard and Hertz have not reached a final and legally binding agreement reflecting agreed amendments within 8 weeks (or such longer period as Lombard may at its sole discretion agree)

then:

(a)                               the Facility shall cease to be committed (without prejudice to any accrued rights and obligations of the parties);

(b)                              (unless Lombard agrees otherwise) all Rental Agreements then existing shall terminate and termination payments shall become due in accordance with their terms;

(c)                               Hertz shall within 3 Business Days pay to Lombard an early termination fee in an amount equal to 0.2% of the then Applicable facility Amount plus any VAT payable thereon (being a payment of part of the revenue under the Facility which Lombard will lose in consequence of the termination); and

(d)                               if Lombard has served a Change Notice, Hertz shall, within three Business Days of a written demand by Lombard (accompanied by a certificate (which shall be conclusive in the absence of manifest error) confirming the amount of Lombard’s Increased Costs then demanded), pay Lombard the amount of any Increased Costs incurred by Lombard or any of its affiliates as a result of the  change which has caused the service of the Change Notice for the period of any negotiations under Clause 5.2.

6                                        Representations and Warranties

6.1                              Reliance

Lombard has entered into this Agreement in reliance on the representations of Hertz set out in this Clause 6, and Hertz warrants to Lombard on the date of this Agreement as set out below.

6.2                              Status

It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

6.3                              Binding obligations

The obligations expressed to be assumed by it in each Lombard Finance Document to which it is a party are legal, valid, binding and enforceable obligations;

6.4                              Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Lombard Finance Documents do not and will not conflict with:

(a)                                 any law or regulation applicable to it or binding on its assets;

(b)                                its constitutional documents; or

(c)                                 any agreement or instrument binding upon it or any of its assets where such conflict would have a Material Adverse Effect.

6.5                              Power and authority

6.5.1                     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Lombard Finance Documents and the transactions contemplated by the Lombard Finance Documents.

6.5.2                     No limit on its powers has been or will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Lombard Finance Documents.

6.6                              Validity and admissibility in evidence

All authorisations, consents, permissions, approvals, resolutions, licences, exemptions, filings, notarisations and registrations required or desirable:

(a)                                 to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Lombard Finance Documents;

(b)                                to make the Lombard Finance Documents admissible in evidence in England; and

(c)                                 to enable it and each of its subsidiaries to carry on its business, trade and ordinary activities where the absence of such authorisation, consent, permission, approval, resolution, licence, exemption, filing, notarisation or registration would have a Material Adverse Effect, have been obtained or effected and are in full force and effect.

6.7                              Governing law and enforcement

6.7.1                     The choice of the laws of the State of New York as the governing law of the Guarantee will be recognised and enforced in the jurisdiction of incorporation of the Guarantor.

6.7.2                     Any judgment obtained in the state of New York will be recognised and enforced in the jurisdiction of incorporation of the Guarantor.

6.8                              No misleading information

The management statements and cashflow statement provided by Hertz to Lombard on 26 October 2007 have been prepared by the management of Hertz after reasonable and appropriate enquiries and, in light of such enquiries, are true, complete and accurate in all material respects and the forecasts provided at that time were fair and reasonable in all material respects.

6.9                              Financial statements

6.9.1                     Its Original Financial Statements were prepared in accordance with UK GAAP consistently applied.

6.9.2                     Its Original Financial Statements fairly represent its financial condition and operations as at the end of Hertz’s relevant financial year.

6.9.3                     Except for the sale of Hertz’s freehold premises at Feltham as disclosed to Lombard before the date of this Agreement, there has been no material adverse change in its business, financial condition, assets or prospects since 31 December 2006.

6.9.4                      Its most recent financial statements delivered pursuant to Clause 7 (Information undertakings):

(a)                                have been prepared in accordance with UK GAAP as applied to the Original Financial Statements; and

(b)                               give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the end of, and results of operations for, the period to which they relate.

6.10                       Group Structure

The structure of the Group is as set out in the structure chart most recently delivered to Lombard in accordance with Schedule 1 (Conditions precedent) or (as relevant) Clause 7.6 (Group structure) and that chart shows every subsidiary of the Guarantor.

6.11                       Insolvency

No Obligor has (and none of Hertz’s subsidiaries has) taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or re-organisation, for the enforcement of any Security over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

6.12                       No default

6.12.1               No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

6.12.2               No other event or circumstance is outstanding which constitutes (or would do so with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition or any combination of any of the foregoing) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any Obligor or any of Hertz’s subsidiaries or to which any Obligor’s (or any of Hertz’s subsidiaries’) assets are subject in a manner or to an extent which might have a Material Adverse Effect.

6.13                       No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of Hertz’s subsidiaries, nor is there subsisting any unsatisfied judgment or award given against any of them by any court, arbitrator or other body.

6.14                       Environmental Laws

6.14.1              Hertz and each of its subsidiaries is in compliance with Clause 8.6 (Environmental compliance) and to the best of Hertz’s knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

6.14.2              No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it or any of its subsidiaries  where that claim has or is reasonably likely, if unfavourably determined, to have a Material Adverse Effect.

6.14.3              No circumstances have arisen which (i) would entitle any regulatory body to revoke, suspend, amend, vary, withdraw, transfer or refuse to amend any Environmental Permit (where such action by a regulatory body might reasonably be expected to have a Material Adverse Effect) or (ii) which might give rise to a claim against Hertz or any subsidiary which might reasonably be expected to have a Material Adverse Effect.

6.15                       Repetition

The representations set out in this Clause 6 (Representations and warranties) shall survive the execution of this Agreement.  The representations set out in Clauses 6.2 (Status) to 6.6 (Validity and admissibility in evidence), 6.9 (Financial statements), 6.10 (Group structure), 6.12 (No default) and 6.13 (No proceedings threatened or pending) are deemed to be repeated by Hertz  by reference to the facts and circumstances then existing on the date of each request for a Utilisation and each Quarter Date, except that those contained in Clauses 6.9.1 to 6.9.3 (Financial statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement.

7                                        Information Undertakings

7.1                              Annual Statements

7.1.1                     Hertz shall, as soon as the same become available, but in any event no later than the latest date for filing permitted under applicable law, deliver to Lombard the audited financial statements and a cashflow statement of Hertz) in the form prescribed by the Companies Act 1985 (or the Companies Act 2006 (as applicable)) for such financial year.  The profit and loss account shall show separately the depreciation and interest cost elements of vehicle financing costs.

7.1.2                     Hertz shall, as soon as the same become available, but in any event no later than the latest date for filing permitted under applicable law, deliver to Lombard the audited consolidated financial statements of the Guarantor.

7.2                              Monthly Management Statements

Hertz  shall as soon as the same become available but in any event within 30 days after the end of each month deliver to Lombard the management statements and a cashflow statements of Hertz for such period.  The management accounts shall be in a form approved by Lombard from time to time and shall include a commentary on and reconciliations of significant differences between the reported figures and the budget applicable to that period, and shall contain a prior-year comparison.  The income statement shall show separately the depreciation and interest cost elements of vehicle financing costs.  Hertz shall procure that all management statements provided under this Agreement have been prepared in accordance with US GAAP.

7.3                              Compliance Certificates

7.3.1                     Hertz shall supply to Lombard:

(a)                                 with each set of financial statements delivered pursuant to Clause 7.1 (Annual Statements); and

(b)                                with each set of monthly management statements delivered pursuant to Clause 7.2 (Monthly Management Statements) in respect of the months of March, June, September and December in any year, a Compliance Certificate signed by two authorised signatories of Hertz setting out (in reasonable detail) computations as to compliance with the financial covenants set forth in Schedule 2 (Financial Covenants) as at the date as at which those financial statements were drawn up.

7.4                              Operating Plan

7.4.1                     Hertz shall provide to Lombard an Operating Plan in respect of Hertz, not less than 30 days prior to the start of each of its financial years, in a form approved by Lombard and which shall include at least the following:

(a)                                 a projected profit and loss statement;

(b)                                a projected balance sheet;

(c)                                 a projected cash flow statement; and

(d)                                projected covenant calculations relating to each financial undertaking contained in Schedule 2 (Financial Covenants),

relative to the financial year next starting and set out on a month-by-month basis together with management’s commentary drawing on the previous period’s performance and forecast market conditions.

7.4.2                     Hertz shall, as soon as the same become available and in any event within 30 days of the end of the relevant Quarter, provide to Lombard (in a format approved by it) revised estimates, forecasts and projections in respect of the remainder of the then current financial year.

7.5                              Information to Shareholders

Hertz shall supply to Lombard all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched.

7.6                              Group structure

Hertz shall supply to Lombard a revised group structure chart promptly upon any change occurring in the group structure between Hertz Global Holdings, Inc. and Hertz, together with a note identifying the relevant change.

7.7                              Notification of default

Hertz shall notify Lombard of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

7.8                              Information on request

Promptly following Lombard’s written request from time to time, Hertz shall provide to Lombard such other information, estimates, forecasts or projections in relation to it and its financial condition, business and operations as Lombard may reasonably require.

8                                        General Undertakings

8.1                              Negative Pledge

Hertz shall not create nor permit to subsist any Security (other than Permitted Security) over any of its assets or undertaking, other than with the prior written consent of the Lombard.

8.2                              Licensing

Hertz, if a party to a written licensing agreement for the use of the trademark “Hertz” (or any trademark deriving from it), undertakes that it will not without the prior written consent of Lombard (such consent not to be unreasonably withheld):

(a)                                 consent to any change to the terms of such agreement that may have a significant adverse effect upon the ability of Hertz to use such trademarks;

(b)                                terminate that agreement; and

Hertz undertakes that in the event of any circumstance giving rise to the termination of such licensing agreement it will use its reasonable endeavours to acquire equivalent rights to continue to use such trademarks.

8.3                              Systems and records

8.3.1                     Hertz shall at all times maintain systems and records satisfactory to Lombard for tracking the Financed Vehicles.

8.3.2                     Hertz shall give Lombard access to its books and records and shall give Lombard such assistance as it may require:

(a)                                every 6 months (commencing in April 2008) for the purposes of Lombard conducting an audit of Hertz’s systems and records;

(b)                               every 6 months (commencing in April 2008) for the purposes of Lombard conducting an audit of Hertz’s sub-hire arrangements; and

(c)                                on demand at any time following the occurrence of a Default which is continuing.

8.4                              Change of business

Hertz shall procure that no substantial change is made to the general nature of the business of Hertz or any of its subsidiaries from that carried on at the date of this Agreement.

8.5                              Insolvency Regulation

Hertz shall:

(a)                                maintain its centre of main interests in England and Wales for the purposes of the Insolvency Regulation; and

(b)                               not open or maintain any establishment (as defined in Article 2(h) of the Insolvency Regulation) in any Member State (within the meaning of the Insolvency Regulation)

other than the United Kingdom or take any action or permit any action to be taken which may result in a court of any other Member State finding that Hertz has an establishment in that other Member State, where Insolvency Regulation means the Council Regulation (EC) No.1346/2000 of 29 May 2000 on Insolvency Proceedings.

8.6                              Environmental compliance

Hertz shall (and shall ensure that each of its subsidiaries will):

(a)                                comply with all Environmental Law;

(b)                               obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)                                implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where, in each case, failure to do so has or is reasonably likely to have a Material Adverse Effect.

8.7                              Data protection, etc.

8.7.1                     The terms detailed in Schedule 3 (Data Protection, etc.) are incorporated into the LoU and all Rental Agreements.

8.7.2                     Hertz agrees that Lombard may use Hertz’s information in the way described in Schedule 3 and in the associated Terms and Conditions of the Rental Agreements.  Hertz confirms that its signatory to this Agreement is duly authorised by its other officers and beneficial owners to consent to the searches and use of information referred to in Schedule 3 in the same way.

8.7.3                     Hertz shall, on the Effective Date, notify Lombard of its elections under the “Keeping You Informed” section of Schedule 3.

9                                        Financial Covenants

9.1                              Covenants

Hertz undertakes to ensure that the financial covenants set out in Part A of Schedule 2 (Financial Covenants) are complied with.

9.2                              Change in accounting reference date, policies, etc.

9.2.1                     If:

(a)                                the directors of Hertz determine at any time that the accounting reference date of Hertz has or should be changed or any of the accounting principles applied in the preparation of any of the accounts shall be different from those under UK GAAP (in relation to annual accounts) or US GAAP (in relation to monthly management accounts) as at the date of this Agreement, or if as a result of the introduction or implementation of any Statement of Standard Accounting Practice issued by the Institute of Chartered Accountants in England and Wales, Financial Reporting Standard issued by the Accounting Standards Board, International Accounting Standard or International Financial Reporting Standard or any change in any of them or in any applicable law such accounting principles are required to be changed, Hertz shall promptly give notice to Lombard of that change, determination or requirement;

(b)                                Lombard believes in its reasonable judgment that the financial undertakings set out in Clause 9.1 (Covenants) and Part A of Schedule 2 (Financial Covenants) need to be amended as a result of any such change, determination or requirement, Hertz and Lombard shall negotiate in good faith to amend the existing financial undertakings so as to provide Lombard with substantially the same protections as the financial undertakings set out in Part A of Schedule 2 (Financial Covenants);

(c)                                 Hertz and Lombard cannot agree such amended financial undertakings within 30 days of that notice, Hertz and Lombard shall jointly nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination Lombard shall request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate a firm of chartered accountants for that purpose.  Such accountants shall act as experts and not arbitrators and their decision shall be final and binding on the Parties.  The costs of such accountants shall be borne by the parties equally unless the nominated accountants determine that a party has failed to meet its obligations under Clause (b) (in which case, that party shall bear all of the nominated accountants’ costs).

10                                 Default

10.1                      Events of Default

10.1.1              Each of the following events or circumstances is an Event of Default:

(a)                                 breach of Rental Agreement: Hertz:

(i)                                    fails to pay within 5 Business Days of the due date any amount payable by it under a Rental Agreement; or

(ii)                                 can be treated as having repudiated any Rental Agreement in accordance with clause 7.01(b) or (d) thereof;

(b)                                financial covenants: any requirement of Clause 9.1 (Covenants) is not satisfied on any date it is tested in accordance with Part A of Schedule 2 (Financial covenants);

(c)                                any other breach: any Obligor does not comply with any provision of the Lombard Finance Documents (other than those referred to in Clauses (a) and (b)) unless the failure to comply is capable of remedy and is remedied within fifteen days of Lombard giving notice to Hertz;

(d)                                misrepresentation, etc.: any representation, warranty or statement made or given or deemed to be made or given by any Obligor in or under the Lombard Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Lombard Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless such default is capable of remedy and is remedied within 15 Business Days of Lombard giving notice to Hertz;

(e)                                insolvency:

(i)                                   an Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)                                the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities);

(iii)                             a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of an Obligor;

(iv)                            any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

(aa)                          the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(bb)                        a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(cc)                          the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of an Obligor or any of its assets; or

(dd)                        enforcement of any Security over any assets of an Obligor for an amount exceeding £50,000,

or any analogous procedure or step is taken in any jurisdiction, except in the case of a winding-up petition which is (i) in Lombard’s opinion an abuse of process or has no real prospect of success and (ii) in any event discharged within 7 days of its presentation and before it is advertised;

(f)                                   cross default: any Financial Indebtedness of Hertz in excess of, in aggregate, £1,000,000 :

(i)                                    is not paid when due;

(ii)                                 is declared to be or otherwise becomes due and payable prior to its specified maturity; or

(iii)                              any creditor of Hertz becomes entitled to declare any such Financial Indebtedness due and payable prior to its specified maturity;

(g)                                unlawfulness, etc.: it becomes unlawful for an Obligor to perform or comply with, or an Obligor repudiates, any of its obligations under any Lombard Finance Document;

(h)                                invalidity: any of the Lombard Finance Documents is, or is claimed by an Obligor to be, not in full force and effect; and

(i)                                   change of control: there occurs a Change of Control.

10.2                       Separate nature

Each Event of Default set out in Clause 10.1 (Events of Default) constitutes a separate and independent Event of Default which shall not be qualified by reference to any other Event of Default.  The occurrence or otherwise of an Event of Default shall be without prejudice to any other rights or remedies which Lombard might have under the LoU or any of the other Lombard Finance Documents.

10.3                       Cancellation, etc.

On and at any time after the occurrence of an Event of Default which is continuing (and which, for the avoidance of doubt, remains unremedied and unwaived), Lombard may by notice to Hertz:

(a)                                 cancel the committed nature of the Facility (whereupon Lombard shall be entitled to refuse further Utilisations of the Facility in its absolute discretion); and/or

(b)                                terminate any of the Rental Agreements (and under the terms of each terminated Rental Agreement (x) the relevant Event of Default will be deemed to be a breach thereof and (y) the termination of that Rental Agreement will be deemed to have been for a breach thereof) and, for the avoidance of doubt, any Sales Proceeds in respect of a terminated Rental Agreement shall then be immediately due and payable; and/or

(c)                                 require payment in full of any outstanding instalments of the arrangement fee referred to in clause 11.2 (Arrangement Fee).

11                                 Fees and Costs

11.1                       Commitment Fee

11.1.1              Hertz shall pay a commitment fee to Lombard calculated at the rate of 0. 75% per annum of the Headroom (determined as set out below), together with VAT payable thereon (if any). The commitment fee shall be payable in arrear:

(a)                                 on the Business Day immediately following each anniversary of this Agreement; and

(b)                                on the last Business Day on which the Facility is available on a committed basis.

Each period at the end of which the Commitment Fee is payable is a Fee Period.

11.1.2              Headroom shall be determined by reference to the Utilisation for each calendar month in the relevant Fee Period on the last day of that calendar month. If that Utilisation is more than 80% of the Facility Amount for that month, the excess amount shall be recorded as a positive figure. If that Utilisation is less than 80% of the Facility Amount for that month, the difference shall be recorded as a negative figure.

11.1.3              At end of each Fee Period, each monthly figure shall be added together. If the resulting total amount is positive, no commitment fee shall be payable by Hertz for that Fee Period but for the avoidance of doubt, no amount shall be payable, nor credit given, by Lombard to Hertz and Hertz shall not be entitled to carry forward any positive amount to any subsequent Fee Period.   If the resulting total amount is negative, that amount shall be divided by the number of months in the relevant Fee Period and the resulting figure shall be the Headroom.

11.2                       Arrangement Fee

11.2.1              Hertz shall pay Lombard an aggregate, non-refundable arrangement fee of £537,500 which (together with VAT payable thereon (if any)) as follows:

(i)                                    as to £337,500, prior to the Effective Date (and the receipt of which Lombard acknowledges);

(ii)                                 as to £100,000 on the first Increase Date; and

(iii)                              as to the balance, by payment of £25,000 on each subsequent Increase Date.

11.3                       Costs

Hertz shall forthwith on demand pay or reimburse to Lombard the amount of all costs and expenses (including legal fees and VAT) incurred by Lombard in connection with the enforcement of, or the preservation of any rights under, the Lombard Finance Documents.

11.4                       Default interest

Clause 14.02 of the form of Rental Agreement shall apply mutatis mutandis to any amount due to Lombard under a Lombard Finance Document which is not paid on the due date for payment.

12                                 Notices

12.1                       Communications in Writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

12.2                       Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall:

12.2.1               if by way of fax (unless that other person has by fifteen days’ notice specified in writing another number) be made to such other person to the fax number identified with its signature below and shall be deemed to have been received when transmission has been completed; and

12.2.2               if by way of letter (unless that other person has by fifteen days’ notice specified in writing another address) be delivered to that other person at the address identified with its signature below and shall be deemed to have been delivered when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered to Lombard shall be effective only when received at the address indicated below and then only if the same is expressly marked for the attention of the department or officer (if any) identified with its signature below (or such other department or officer as Lombard shall from time to time specify for this purpose).

13                                 Set off and counterclaim

13.1                       By Hertz

All payments by Hertz under the Lombard Finance Documents shall be made without set-off or counterclaim.

13.2                       By Lombard

At any time whilst an Event of Default is continuing, or at any time on or after the Facility is cancelled or terminates, Lombard may set off any matured obligation owed by Hertz under any Lombard Finance Document against any obligation (whether or not matured) owed by Lombard to Hertz.  If the obligations are in different currencies, Lombard may for the purpose of the set-off convert either obligation at the relevant spot rate of exchange quoted by The Royal Bank of Scotland plc.

14                                 Waivers; remedies cumulative

The rights of Lombard under the Lombard Finance Documents:

(a)                                 may be exercised as often as necessary;

(b)                                are cumulative and not exclusive of its rights under the general law; and

(c)                                 may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

15                                 Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

16                                 Assignment

16.1                       No Assignment

None of the Lombard Finance Documents nor any rights or obligations thereunder shall be assignable or transferable by Hertz except with the prior written consent of Lombard.  Lombard may freely assign or transfer any of the Lombard Finance Documents or any of its rights or obligations thereunder.  Lombard agrees that it will (unless it determines in its absolute discretion that it is not practicable or desirable to do so) consult with Hertz as to the identity of any proposed assignee or transferee.

16.2                       Benefit

This Agreement shall enure for the benefit of the successors to or permitted transferees or assignees of any of the parties.

17                                 Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18                                 Law

This Agreement will be governed by and construed according to English law and Hertz  submits to the jurisdiction of the English Courts.

Signed by the parties or their duly authorised representatives

Schedule 1 — Conditions Precedent

In this Schedule, Certified Copy means, in relation to a document, a copy of that document bearing the endorsement “Certified a true, complete and accurate copy of the original, which has not been amended otherwise than by a document and which is in full force and effect as at [date of this Agreement], a Certified Copy of which is attached hereto”, which has been signed and dated by a duly authorised officer of the relevant company and which complies with that endorsement.

The conditions referred to in Clause 2 (Conditions Precedent) are that Lombard shall have received each of the following in form and substance satisfactory to it:

1.               this Agreement executed by each party to it;

2.               the fees and costs payable in accordance with this Agreement on or before the date hereof;

3.               a Certified Copy of Hertz’s constitutional documents, certificate of incorporation and any certificates of incorporation on change of name;

4.               a Certified Copy of a resolution of Hertz’s board of directors:

a)              approving the terms of, and the transactions contemplated by, the Lombard Finance Documents to which it is a party and which have not been executed before the date of this Agreement, and resolving that it execute such Lombard Finance Documents;

b)             authorising a specified person or persons to execute on its behalf the Lombard Finance Documents which have not been executed before the date of this Agreement and to which it is a party; and

c)              authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (for example, Compliance Certificates) to be signed and/or despatched by it under or in connection with the Lombard Finance Documents to which it is a party; and

d)             a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Lombard Finance Documents which have not been executed before the date of this Agreement;

5.               the Guarantee Confirmation duly executed by the Guarantor; and

6.               a group structure chart.

Schedule 2- Financial Covenants

Part A – Covenants

1.               In this Schedule, the following words have the following meaning:

EBIT means, in relation to any period, the unconsolidated operating profit (before extraordinary and exceptional items) of Hertz  for that period (which, for the avoidance of doubt is calculated before taxation and Interest Expense).

EBITDA means, in relation to any period, EBIT for that period but adding back amounts charged in the period in respect of the depreciation or amortisation of non-fleet tangible and intangible fixed assets.

Fleet Capital Employed means the aggregate of Hertz’s net book value of revenue-earning vehicles, plus net manufacturer receivables, less vehicle payables (as such items are set out in the format for monthly management accounts approved by Lombard).

Fleet Utilisation means, at a given time, the total number of days during which vehicles have been on rent (each vehicle contributing separately to this total) as a percentage of the total number of days during which such vehicles were available for rental (excluding, for the avoidance of doubt, days when vehicles were not available for rental because of mechanical problems, maintenance or repairs) in the preceding 12 month period (each vehicle contributing separately to this total).

Interest Expense means, in relation to any period, all interest (including the interest cost element of vehicle financing costs), commissions, periodic fees and other financing charges (excluding the Arrangement Fee) accrued by Hertz during that period.

Tangible Net Worth means, at a given time, the total capital employed by Hertz as disclosed in the Original Financial Statements, plus:

(a)          cumulative retained profit earned after that date; and

(b)         translation, dividend and all other financial adjustments not included in cumulative retained profit.

Total Fleet Debt means the aggregate of Utilisations as at the relevant date.

2.               Hertz undertakes to ensure that during the period referred to in Clause 4.1 (Commitment Period), unless Lombard otherwise agrees:

(a)                                Tangible Net Worth

(i)                                  Tangible Net Worth, excluding the effect of any change in the actuarial loss in respect of pension schemes compared to that actuarial loss disclosed in the Original Financial Statements, shall not at any time on or before 30 June 2008 be less than £14,000,000 and (thereafter) £15,000,000; and

(ii)                               Tangible Net Worth shall not at any time be less than £5,000,000;

(b)                               Interest Cover

the ratio of EBITDA to Interest Expense in respect of the 12 month period ending on each Quarter Date shall not be less than 1.50:1;

(c)                                 Total Fleet Debt to Fleet Capital Employed

the ratio of Total Fleet Debt to Fleet Capital Employed on each Quarter Date shall not be more than 1:1; and

(d)                                Fleet Utilisation

                                               the Fleet Utilisation of the UK Fleet on each Quarter Date shall not be less than 65%.

3.               The calculation of ratios and other amounts under this Schedule shall be made by reference to the latest financial statements provided to Lombard under Clauses 7.1 (Annual Statements) and 7.2 (Monthly Management Statements) for the period in relation to which the calculation falls to be made.

4.               The first covenant test date shall be 30 June 2008.

Part B – Form of Compliance Certificate

To:                               Lombard North Central Plc

From:                Hertz UK Limited

Dated: **

Dear Sirs

Hertz UK Limited – Override Agreement dated **                   (the Agreement)

1                                         We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2                                         We confirm that:  [Insert details of covenants to be certified]

3                                         [We confirm that no Default is continuing.]

With regard to paragraph 3, if this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

Signed:
	Authorised signatory	Authorised signatory
	Of	of
	Hertz UK Limited	Hertz UK Limited

Schedule 3– Data Protection, etc.

 KEEPING YOU INFORMED

We would like to keep you informed by letter, phone and electronic means (including e-mail and fax) about products, services and additional benefits that we believe may be of interest to you.  If you don’t want us to keep you informed by any of these methods, please place a cross in the appropriate box below.

Letter  ☐   Phone  ☐    E-mail  ☐     Fax  ☐

 GIVING YOUR CONSENT

By signing this agreement you are agreeing that we may use your information in the way described in this form (including the ‘Keeping you informed’ section) and in the associated Terms and Conditions.  You are also confirming that you are duly authorised by other officers and beneficial owners to consent to the searches and use of information in the same way.

1                            Your information

1.1                Who we are

We are a member of The Royal Bank of Scotland Group (the Group).  For information about our Group of companies, please visit www.rbs.com and click on ‘About us’, or for similar enquiries telephone 0131 556 8555 or Textphone 0845 900 5960.

How we use your information and who we share it with

Your information comprises all the details we hold about you and your transactions, and includes information obtained from third parties.

We may use and share your information with other members of the Group to help us and them assess financial and insurance risks; recover debt; prevent and detect crime; understand our customers’ requirements; develop and test products and services.

We do not disclose your information to anyone outside the Group except: where we have your permission; or where we are required or permitted to do so by law; or to credit reference and fraud prevention agencies and other companies that provide a service to us or you; or where we may transfer rights and obligations under this agreement.

We may transfer your information to other countries on the basis that anyone to whom we pass it provides an adequate level of protection.  However, such information may be accessed by law enforcement agencies and other authorities to prevent and detect crime and comply with legal obligations.

From time to time we may change the way we use your information.  Where we believe you may not  reasonably expect such a change we shall write to you.  If you do not object to the change within 60 days, you consent to that change.

If you would like a copy of the information we hold about you, please write to: The Data Protection Manager, Lombard Operations, 3 Princess Way, Redhill RH1 1NP.  A fee may be payable.

2                            Credit reference agencies

2.1                   We may make periodic searches at credit reference agencies and will provide information to the Group to manage and take decisions about your accounts. This may include information about how you manage your account including your account balance, credit limit and any arrears.  We will also provide this information to credit reference agencies who may make this information available to other organisations so that they can take decisions about you, your associates and members of your household.  The information may also be used for tracing purposes.

3                       Fraud prevention agencies

3.1             If false or inaccurate information is provided and fraud is identified or suspected, details may be passed to fraud prevention agencies.  Law enforcement agencies may access and use this information.

                            We and other organisations may also access and use this information to prevent fraud and money laundering, for example when checking applications for, and managing credit or other facilities and recovering debt; checking insurance proposals and claims; checking details of job applicants and employees.

                            We, and other organisations that may access and use information recorded by fraud prevention agencies, may do so from other countries.

                            We can provide the names and addresses of credit reference and fraud prevention agencies we use.  If you would like a copy of your information held by them, please telephone 0870 544 8888.  The agencies may charge a fee.

Schedule 4 – Guarantee Confirmation

AFFIRMATION OF GUARANTOR

The undersigned has guaranteed obligations of Hertz (UK) Limited, a corporation organized under the laws of England (the “Obligor”) to Lombard North Central Plc (the “Bank”) pursuant to the terms of a certain Guarantee dated as of December 21, 2007 (the “Guarantee”).  The undersigned acknowledges that it has received copies of a certain Override Agreement dated as of [**] 2008 and a certain Letter of Understanding dated as of August 18, 1997 (the “Documents”) that would give effect to a certain committed vehicle leasing facility for the Obligor referenced in the Guarantee.  The undersigned agrees and acknowledges that by and subject to the terms and conditions of the Guarantee the undersigned continues to guarantee obligations of the Obligor to the Bank under the Guarantee including without limitation relating to the Documents, subject to the limitations, as applicable, in the Guarantee.  The undersigned hereby confirms that the Guarantee remains in full force and effect, enforceable against the undersigned in accordance with its terms and as set forth herein.

Dated as of                 , 2008.

HERTZ INTERNATIONAL, LTD.

By

Its

And By

Its

EXECUTION PAGES

Signed by Jim McGill and Christopher Shooter		)
duly authorised for and on behalf of		)	/s/ JIM MCGILL
HERTZ UK LIMITED		)
)
)
		)	/s/ CHRISTOPHER SHOOTER
Address:	11 Vine Street
Uxbridge
Middlesex

Fax:	+44 (0) 1895 553939
Attention:	Jim McGill

Signed by Gary Leitch		)
duly authorised for and on behalf of		)	/s/ GARY LEITCH
LOMBARD NORTH CENTRAL PLC		)

Address:	Lombard Corporate Finance
Lombard North Central plc
280 Bishopsgate
London EC2M 4RB

Fax:	+ 44(0) 20 7672 4006
Attention:	Richard Perry